Exhibit 99.1

Femasys Announces Financial Results for Quarter Ended June 30, 2026 and Provides Corporate Update

-- $30 million financing enables execution of U.S. commercial strategy for the FemaSeed® fertility portfolio and advancement of the FemBloc® clinical and regulatory program toward U.S. approval --

ATLANTA, August 14, 2026 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator developing transformative fertility and non-surgical permanent birth control solutions designed to improve the standard of care, expand access, and reduce costs for women worldwide, announces its financial results for the quarter ended June 30, 2026 and provides a corporate update.

Corporate Highlights from 2Q 2026 to date

•	Completed $30 million private placement with potential proceeds of up to $90 million upon full cash exercise of warrants.
•	Regained compliance with Nasdaq Listing Requirements.
•	Issuance of patents in the U.S. and key international markets that expand intellectual property protection for the blended polymer component of FemBloc.
•	Received CE Mark approval for FemHSGTM Catheter, to complement FemVue and support streamlined in-office fertility evaluation.
•	Advanced initial commercial use of FemaSeed Complete, expanding access to first-line fertility treatment in the OB/GYN office.
•	Launched FemaSeed Complete at ACOG 2026, increasing provider awareness and initiating commercial efforts with OB/GYNs.
•	Established strategic partnership with AMI Technologies to commercialize its fertility portfolio in Israel, demonstrating international market interest.
•	Appointed John Canning as Chief Operating Officer, enhancing leadership to drive operational execution and support commercial growth.

“During the second quarter of 2026 and into the third quarter of 2026, we made meaningful progress strengthening our financial position, advancing our commercial strategy and expanding the reach of our innovative fertility solutions,” said Kathy Lee-Sepsick, Founder and Chief Executive Officer of Femasys. “The completion of our $30 million private placement and restoration of Nasdaq compliance provide a stronger foundation to execute our growth strategy. We also achieved important commercial milestones, including the launch of FemaSeed Complete at ACOG 2026 and initial commercial use, advancing our strategy to expand access to first-line fertility treatment in the OB/GYN office and potentially enable earlier intervention. With this financing in place, we are well positioned to execute our commercial strategy, complete the U.S. FemBloc clinical program and advance our portfolio toward key value-creating milestones for patients and shareholders.”

Financial Results for Six Months Ended June 30, 2026

•	Sales increased by $6,184, or 0.8%, to $756,716 in 2026 from $750,532 in 2025, primarily due to sales of FemaSeed.
•
Research and development expenses decreased by $1,126,622, or 25.7%, to $3,256,279 in 2026 compared to $4,382,901 in 2025, primarily reflecting lower compensation costs, regulatory and professional service fees.

•
Net loss was $3,622,995, or ($1.08) per basic and diluted share attributable to common stockholders, for the six months ended June 30, 2026, compared to a net loss of $10,482,761, or ($7.76) per basic and diluted share attributable to common stockholders, for the six months ended June 30, 2025.

•
Cash and cash equivalents as of June 30, 2026, was approximately $1.4 million and the Company had an accumulated deficit of approximately $149.4 million. Subsequent to June 30, 2026, the Company completed a private placement transaction that generated approximately $30.0 million of gross proceeds. Management believes the additional capital provides the financial resources necessary to support the Company's strategic priorities, including the execution of its commercial initiatives, advancement of its clinical programs, and pursuit of key operational objectives.

Financial Results for Quarter Ended June 30, 2026

•	Sales decreased by $77,441, or 18.9%, to $331,827 in 2026 from $409,268 in 2025, primarily attributable to lower sales of FemVue.
•
Research and development expenses increased by $532,449, or 37.6%, to $1,946,878 in 2026 compared to $1,414,429 in 2025, primarily reflecting the transition of development products into inventory to support commercialization during 2025, and increased clinical costs, partially offset by reduced compensation costs.

•
Net loss was $4,469,095, or ($1.33) per basic and diluted share attributable to common stockholders, for the quarter ended June 30, 2026, compared to a net loss of $4,585,922, or ($3.18) per basic and diluted share attributable to common stockholders, for the quarter ended June 30, 2025.

For more information, please refer to the Company’s Form 10-Q filed August 14, 2026, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$1,443,502	9,266,353
Accounts receivable, net	151,049	616,600
Inventory	6,191,277	5,740,249
Prepaid and other current assets	546,085	833,133
Total current assets	8,331,913	16,456,335
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	87,515	78,155
Furniture and fixtures	424,586	417,876
Machinery and equipment	3,121,131	3,065,713
Construction in progress	919,412	897,885
	5,791,530	5,698,515
Less accumulated depreciation	(3,932,324)	(3,802,940)
Net property and equipment	1,859,206	1,895,575
Long-term assets:
Lease right-of-use assets, net	1,064,346	1,297,121
Intangible assets, net of accumulated amortization	115,499	134,914
Other long-term assets	918,618	940,232
Total long-term assets	2,098,463	2,372,267

Total assets	$12,289,582	20,724,177

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	June 30, 2026	December 31, 2025
Current liabilities:
Accounts payable	$2,337,354	1,830,124
Accrued expenses	1,033,712	1,265,773
Clinical holdback – current portion	42,726	52,644
Operating lease liabilities – current portion	473,034	487,624
Total current liabilities	3,886,826	3,636,165
Long-term liabilities:
Clinical holdback – long-term portion	54,598	52,370
Convertible notes payable, net	3,521,226	3,178,864
Conversion option liability	—	2,014,000
Warrants liabilities	—	4,943,000
Operating lease liabilities – long-term portion	795,985	1,030,476
Total long-term liabilities	4,371,809	11,218,710
Total liabilities	8,258,635	14,854,875
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par, 200,000,000 authorized, 3,029,829 shares issued and 3,023,967 outstanding as of June 30, 2026; and 2,986,116 shares issued and 2,980,254 outstanding as of December 31, 2025	3,030	2,986
Treasury stock, 5,862 common shares	(60,000)	(60,000)
Warrants	5,961,150	5,246,150
Additional paid-in capital	147,575,906	146,506,310
Accumulated deficit	(149,449,139)	(145,826,144)

Total stockholders’ equity	4,030,947	5,869,302

Total liabilities and stockholders' equity	$12,289,582	20,724,177

FEMASYS INC.
Condensed Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales	$331,827	409,268	756,716	750,532
Cost of sales (excluding depreciation expense)	142,436	158,171	301,042	275,437

Operating expenses:
Research and development	1,946,878	1,414,429	3,256,279	4,382,901
Sales and marketing	1,293,998	984,977	2,609,753	1,893,544
General and administrative	1,931,578	1,616,972	3,713,968	3,339,685
Depreciation and amortization	82,811	86,285	165,081	171,138
Total operating expenses	5,255,265	4,102,663	9,745,081	9,787,268
Loss from operations	(5,065,874)	(3,851,566)	(9,289,407)	(9,312,173)
Other income (expense):
Interest income	19,694	17,144	69,521	36,173
Change in fair value of conversion option liability	219,000	—	1,732,413	—
Change in fair value of warrants liabilities	545,000	—	4,228,000	—
Interest expense	(186,050)	(491,500)	(362,657)	(950,949)
Other expense	—	(260,000)	—	(260,000)
Total other income (expense), net	597,644	(734,356)	5,667,277	(1,174,776)
Loss before income taxes	(4,468,230)	(4,585,922)	(3,622,130)	(10,486,949)
Income tax expense (benefit)	865	—	865	(4,188)

Net loss	$(4,469,095)	(4,585,922)	(3,622,995)	(10,482,761)

Net loss attributable to common stockholders	$(4,469,095)	(4,585,922)	(3,622,995)	(10,482,761)

Basic and diluted loss per share	$(1.33)	(3.18)	(1.08)	(7.76)

Weighted-average common shares outstanding, basic and diluted	3,357,117	1,444,036	3,344,767	1,351,264

About Femasys Inc.
Femasys is a leading biomedical innovator developing transformative fertility and non-surgical permanent birth control solutions designed to improve the standard of care, expand access, and reduce costs for women worldwide. The Company is focused on commercializing its fertility portfolio, led by FemaSeed® Intratubal Insemination, together with complementary diagnostic and sperm preparation products, in the U.S. and key international markets. Femasys is also advancing FemBloc®, its non-surgical, in-office permanent birth control solution, toward U.S. FDA approval through the ongoing FINALE pivotal trial (NCT05977751). FemBloc received regulatory approvals in Europe, the UK and New Zealand in 2025, supporting commercialization through strategic partnerships in select international markets. Femasys’ portfolio is supported by broad intellectual property protection and clinical data demonstrating favorable safety, encouraging effectiveness results, and high patient and practitioner satisfaction.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:
IR@femasys.com
Media@femasys.com